Exhibit 99.1

Contact:	John Ambler	FOR IMMEDIATE RELEASE
(817) 867-6407

BNSF Comments on STB Decision
In Western Fuels/Laramie River Case

FORT WORTH, Texas, February 18, 2009 -- This afternoon, the Surface Transportation Board (STB) issued a new decision in the longstanding litigation between BNSF Railway Company and Western Fuels/Laramie River.  In 2004, Western Fuels challenged the reasonableness of the rate for an unusual short-haul coal movement out of the Powder River Basin.  In the fall of 2007, the STB determined that the rates were reasonable.

The STB reversed its prior decision and has now ruled that those very same rates are unreasonable.  It appears that the STB has awarded the shipper approximately $100 million in reparations (for which BNSF has maintained a reserve of approximately half that amount), and then capped rates for the next 16 years, for a total reported present value of $345 million.

BNSF strongly opposes the STB’s decision on its merits and believes the process used to arrive at this result is unfair.  Despite ruling in BNSF’s favor once, the STB substantially revised its large rate case rules, and then allowed the shipper to submit a reconfigured new case.  BNSF believes that this case is a manipulation of the new rules and represents an outcome-oriented decision in favor of this shipper.  If this ruling stands, it would be the largest award for any shipper in the history of coal rate litigation. BNSF believes that the rates in question that it has charged the shipper are reasonable from both a market and regulatory perspective.

We are currently reviewing the decision and intend to pursue all legal remedies.

A subsidiary of Burlington Northern Santa Fe Corporation (NYSE:BNI), BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces. BNSF is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

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